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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors Sterling Bancorp:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No.333-97009) and Form S-3 (No. 333-82296) of Sterling Bancorp of our report dated January 21, 2003 relating to the consolidated balance sheets of Sterling Bancorp and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the consolidated statements of condition of Sterling National Bank as of December 31, 2002 and 2001 which report is incorporated by reference in the annual report on Form 10-K of Sterling Bancorp as of and for the year ended December 31, 2002.


/s/ KPMG LLP

New York, New York
March 28, 2003